Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated December 15, 2008

201 N. Harrison St.

Davenport, IA 52801

www.lee.net

NEWS RELEASE

Lee Enterprises plans delayed 10-K filing, negotiates with lenders

DAVENPORT, Iowa (Dec. 15, 2008) — Lee Enterprises, Incorporated (NYSE: LEE), notified the Securities and Exchange Commission today that it plans to delay the filing of its Annual Report on Form 10-K until on or before Dec. 29, 2008.

In the notification, which was filed on Form 12b-25, Lee said it needs additional time to complete the complex calculations required to determine the extent of additional non-cash charges to reduce the carrying value of goodwill and other intangible assets, a result of increasing financial market volatility and deteriorating economic conditions. The prospect of such charges was announced by Lee in its preliminary earnings release on Nov. 13, 2008. Lee is also analyzing certain deferred income tax matters related to its accounting for intangible assets. None of the matters under review would impact cash flows, but per share results will be reduced, as will stockholders’ equity.

Lee said it expects the impairment charges to total at least $180 million after tax for the fourth quarter of the fiscal year ended Sept. 28, 2008. A portion of a charge of that magnitude would also reduce the stockholders’ equity of Pulitzer Inc., a wholly owned subsidiary of Lee, and trigger the need for the noteholders to waive the minimum net worth covenant in the guaranty agreement related to the $306 million Senior Notes (Pulitzer Notes), a debt facility originated in 2000 by St. Louis Post-Dispatch LLC, a Pulitzer Inc. subsidiary. Without such a waiver by the noteholders, the reduction in Pulitzer Inc.’s stockholders’ equity would constitute an event of default in the guaranty agreement. Unless waived, the condition also would cause a cross-default in Lee’s recently amended bank credit agreement, dating to Lee’s acquisition of Pulitzer Inc. in 2005. Notice of an event of default would allow creditors to exercise certain remedies granted by the various debt agreements.

Timing of the delivery of various financial statements required by the Pulitzer Notes, guaranty agreement and credit agreement could also be delayed by the matters noted above, requiring additional waivers from the noteholders and Lee’s bank lenders.

The Pulitzer Notes mature in April 2009.  On Dec. 12, 2008, KPMG LLP, Lee’s independent registered public accounting firm, formally notified Lee’s Audit Committee chairman that, in the absence of further information in support of the Lee’s ability to meet its obligations as they become due and comply with certain debt covenants, its auditors’ report on the consolidated financial statements for the year ended Sept. 28, 2008, to be included in the Annual Report on Form 10-K will include an explanatory paragraph relating to Lee’s ability to continue as a going concern.

Such a modification of the auditors’ report would, unless waived by the lenders, constitute an event of default under Lee’s bank credit agreement. KPMG LLP said it will, for the same reasons, also modify its auditors’ reports on the separate financial statements of Pulitzer Inc. and St. Louis Post-Dispatch LLC, requiring the need for additional waivers under Lee’s various debt agreements.

Mary Junck, chairman and chief executive officer, said: “As the economy has continued to worsen, Lee is actively engaged in discussions with the noteholders to extend or renew the Pulitzer Notes as soon as possible, and we are simultaneously working to obtain the necessary waivers under our various debt agreements. Although the credit markets remain very difficult, lenders have shown a willingness to work toward acceptable solutions to help us avoid violating performance conditions in our debt agreements. Even in this recession, Lee continues to generate substantial cash flow, and we continue to believe that Lee will emerge strong when all the national economic turbulence ends.”

Lee Enterprises is a premier publisher of local news, information and advertising in primarily midsize markets, with 49 daily newspapers and a joint interest in four others, expanding online sites and more than 300 weekly newspapers and specialty publications in 23 states. Lee’s newspapers have circulation of 1.5 million daily and 1.9 million Sunday, reaching more than four million readers daily. Lee’s online sites attract 12 million unique visitors monthly, and Lee’s weekly publications have distribution of more than 4.5 million households. Lee’s markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill., and Tucson, Ariz. Lee stock is traded on the New York Stock Exchange under the symbol LEE.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking, that is based largely on the Company’s current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated.  Among such risks, trends and other uncertainties, which in some instances are beyond the Company’s control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact of continuing adverse economic conditions, potential changes in advertising demand, newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in maintaining employee and customer relationships, increased capital and other costs, competition and other risks detailed from time to time in the Company’s publicly filed documents.  The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this report. The Company does not undertake to publicly update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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